BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170418207-12
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 10/02/2017 9:35 AM
	Entity Number E0390262005-0

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Opiant Pharmaceuticals, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Please see the attached Certificate of Amendment, which amends and restates Article Fourth and Article Fifth of the Articles in their entirety.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 52.3%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT
TO
THE ARTICLES OF INCORPORATION
OF
OPIANT PHARMACEUTICALS, INC.
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The undersigned, for purposes of amending the Articles of Incorporation, as amended (the "Articles") of Opiant Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of Chapter 78 of the Nevada Revised Statutes, does hereby certify as follows:

FIRST: The name of the Corporation is Opiant Pharmaceuticals, Inc. (the "Corporation").

SECOND: Article FOURTH of the Articles is hereby deleted and replaced with the following:

> The amount of the total authorized capital stock of the Corporation is Two Hundred Million (200,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of common stock with a par value $0.001 (the "Common Stock"). The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for consideration as may be fixed by the Corporation's Board of Directors (the "Board of Directors").

THIRD: Article FIFTH of the Articles is hereby deleted and replaced with the following:

> A. Number of Directors. The number of directors of the Corporation shall not be less than three (3) nor more than fifteen (15). The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the Corporation's Bylaws.
>
> B. Classes of Directors. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board of Directors.
>
> C. Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 2018; each initial director in Class II shall serve for a term ending on the date of the annual meeting in 2019; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 2020; and provided further, that the term of each director shall be

subject to the election and qualification of his successor and to his earlier death, resignation or removal.

D. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. In the event of any increases or decreases in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

E. Quorum; Action at Meeting. A majority of the directors at any time in office shall constitute a quorum for the transaction of business. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each director so disqualified, provided that in no case shall less than one-third of the number of directors fixed pursuant to this Article Fifth constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the Bylaws of the Corporation or by these Articles of Incorporation.

F. Removal. A director may be removed from office with cause by the affirmative vote of at least seventy-five percent (75%) of all eligible votes present in person or by proxy at a meeting of stockholders at which a quorum is present. If a director is elected by a separate voting group, only the members of that voting group may participate in the vote to remove him. The entire Board of Directors may not be removed except pursuant to the removal of individual directors in accordance with the foregoing provisions. For purposes of this Section, "cause" is defined as personal dishonesty, incompetence, mental or physical incapacity, breach of fiduciary duty involving personal profit, a failure to perform stated duties, or a violation of any law, rule or regulation (other than a traffic violation or similar routine offense) (based on a conviction for such offense or an opinion of counsel to the corporation that such violation has occurred).

G. Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors may, except as otherwise required by law, be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been

elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

FOURTH: Except as expressly amended herein, all other provisions of the Articles, as amended, as filed with the Office of the Secretary of State of the State of Nevada shall remain in full force and effect.

FIFTH: The foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with Sections 78.315, 78.320 and 78.390 of the Nevada Revised Statutes.

SIXTH: The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 52.32%.

* * * * * * *

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Articles of Incorporation this 2nd day of October, 2017.

By: /s/ Dr. Roger Crystal

Dr. Roger Crystal
Chief Executive Officer and Director